Exhibit 99.1

ACREDE TECHNOLOGY GROUP HOLDINGS LIMITED

EQUITY INCENTIVE PLAN

18 December, 2014

1.	PURPOSE	1

2.	SHARES SUBJECT TO THE PLAN	1

2.1	Number of Shares Available	1

2.2	Adjustment of Shares	1

3.	ELIGIBILITY	2

4.	ADMINISTRATION	2

4.1	Committee Authority	2

4.2	Committee Discretion	3

5.	RESERVED	3

6.	RESTRICTED STOCK UNITS	3

6.1	Form of Restricted Stock Units	3

6.2	Basic Term	3

6.3	Settlement	3

6.4	Restrictions	3

6.5	Termination	3

7.	RESTRICTED STOCK	4

7.1	Form of Restricted Stock Award	4

7.2	Restrictions	4

8.	PAYMENT FOR SHARE PURCHASES	4

8.1	Payment	4

8.2	Loan Guarantees	4

9.	WITHHOLDING TAXES	5

9.1	Withholding Generally	5

9.2	Stock Withholding	5

10.	PRIVILEGES OF STOCK OWNERSHIP	5

11.	TRANSFERABILITY	5

12.	RESTRICTIONS ON SHARES	6

12.1	Right of First Refusal	6

12.2	Right of Repurchase; Forfeiture	6

13.	CERTIFICATES	6

14.	ESCROW; PLEDGE OF SHARES	6

15.	EXCHANGE AND BUYOUT OF AWARDS	7

16.	SECURITIES LAW AND OTHER REGULATORY COMPLIANCE	7

17.	NO OBLIGATION TO EMPLOY	7

18.	CORPORATE TRANSACTIONS	8

19.	ADOPTION AND SHAREHOLDER APPROVAL	8

20.	TERM OF PLAN/GOVERNING LAW	8

21.	AMENDMENT OR TERMINATION OF PLAN	9

22.	NONEXCLUSIVITY OF THE PLAN	9

23.	SECTION 409A	9

24.	DEFINITIONS	9

ACREDE TECHNOLOGY GROUP HOLDINGS LIMITED

EQUITY INCENTIVE PLAN

18 December, 2014

1. PURPOSE. The purpose of this Equity Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent (if any) and Subsidiaries (if any), by offering them an opportunity to participate in the Company’s future performance through awards of Restricted Stock Units and Restricted Stock. Capitalized terms not defined in the text are defined in Section 24 hereof. Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, grants may be made pursuant to this Plan that do not qualify for exemption under Rule 701 or Section 25102(o) of the California Corporations Code. Any requirement of this Plan that is required in law only because of Section 25102(o) need not apply if the Committee so provides and another exemption from the qualification requirements of applicable California State securities laws, if required, applies.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 18 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 462,875 Shares or such lesser number of Shares as permitted by applicable law. Subject to Sections 2.2 and 18 hereof, Shares subject to Awards previously granted will again be available for grant and issuance in connection with future Awards under this Plan to the extent such Shares: (a) are subject to an Award granted hereunder but the Shares subject to such Award are forfeited or repurchased by the Company at the original issue price; or (b) are subject to an Award that otherwise terminates without Shares being issued. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan.

2.2 Adjustment of Shares. In the event that the number of outstanding shares of the Company’s ordinary shares of £0.01 each (the “Ordinary Shares”) is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, distribution or similar change in the capital structure of the Company without consideration, then (i) the number of Shares reserved for issuance under this Plan, and (b) the number of Shares subject to other outstanding Awards (and any purchase price payable for such an Award) will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee.

3. ELIGIBILITY. Restricted Stock Units and Restricted Stock Awards may be granted to employees, officers, advisors, directors and consultants of the Company or any Parent or Subsidiary of the Company; provided such consultants and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee. Subject to the general purposes, terms and conditions of this Plan, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan;

(c) approve persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or awards under any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) subject to the terms of this Plan, grant waivers of any conditions of any Award;

(h) determine the terms of vesting, payment and settlement of Awards;

(i) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, any Award Agreement or any Exercise Agreement;

(j) determine whether an Award has been earned;

(k) make all other determinations for the administration of this Plan;

(l) extend the vesting period beyond a Participant’s Termination Date;

(m) in the event that any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals, or adopt supplements to, or alternative versions of, the Plan, to comply with applicable law, regulation, or accounting rules; and

(n) amend any outstanding Award or agreement related to any Award, provided that no amendment shall be made that would materially impair the rights of any Participant without his or her consent.

4.2 Committee Discretion. Unless in contravention of any express terms of this Plan or Award, any determination made by the Committee with respect to any Award will be made in its sole discretion either (a) at the time of grant of the Award, or (b) subject to Section 4.1(n) hereof, at any later time. Any such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan or otherwise set forth herein or authorized by the Committee, in each case to the extent consistent with applicable state corporate law.

5. RESERVED.

6. RESTRICTED STOCK UNITS. The Committee will determine to whom Restricted Stock Units will be granted, the number of Restricted Stock Units and all other terms and conditions of the Restricted Stock Units, subject to the following:

6.1 Form of Restricted Stock Units. All Restricted Stock Units granted under this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Award Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

6.2 Basic Term. The Restricted Stock Unit Award Agreement governing Restricted Stock Units will specify the term of the Restricted Stock Units; provided, however, that the term shall not exceed ten years from the date the Restricted Stock Units are granted.

6.3 Settlement. Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount in cash or other property equal to the Fair Market Value of one Share on the settlement date, as provided in the applicable Restricted Stock Unit Award Agreement. The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

6.4 Restrictions. Restricted Stock Units may be subject to the restrictions set forth in Section 12 hereof or such other restrictions not inconsistent with the exemptions from applicable securities laws that are relied upon in connection with such Restricted Stock Units.

6.5 Termination. Subject to earlier termination pursuant to Sections 18 and 19 hereof and except as otherwise set forth in the Restricted Stock Unit Award Agreement, if a Participant is

Terminated for any reason, then the Participant’s Restricted Stock Units (to the extent then-unvested) shall be forfeited and cancelled as of the Termination Date without consideration therefor.

7. RESTRICTED STOCK. A Restricted Stock Award is a grant of Shares, or an offer by the Company to sell Shares to an eligible person, which Shares are subject to certain specified restrictions. The Committee will determine to whom a Restricted Stock Award will be granted or offered, the number of Shares subject to the Restricted Stock Award, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

7.1 Form of Restricted Stock Award. All grants or offers of a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Award Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan.

7.2 Restrictions. Each Restricted Stock Award may be subject to the restrictions set forth in Section 12 hereof or such other restrictions not inconsistent with the exemptions from applicable securities laws that are relied upon in connection with such Restricted Stock Award.

8. PAYMENT FOR SHARE PURCHASES.

8.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee or provided in an Award Agreement and where permitted by law:

(a) by cancellation of indebtedness of the Company owed to the Participant;

(b) by surrender of shares that: (i) either (a) have been owned by Participant for more than six months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or (b) were obtained by Participant in the public market and (ii) are clear of all liens, claims, encumbrances or security interests;

(c) by waiver of compensation due or accrued to the Participant from the Company for services rendered;

(d) such other consideration and method of payment permitted under applicable law; or

(e) by any combination of the foregoing.

8.2 Loan Guarantees. The Committee may, in its sole discretion, elect to assist the Participant in paying for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

9. WITHHOLDING TAXES.

9.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. If there is a withholding obligation in connection with the vesting of an Award, the Participant shall make arrangements acceptable to the Company to satisfy such withholding obligation. In the event arrangements are not made prior to the date such withholding would be required to be made, the Company may deduct the applicable withholding from other amounts due to the Participant. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

9.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the vesting or settlement of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that minimum number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

10. PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock. The Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that are repurchased pursuant to Section 12 hereof. To the extent required, the Company will comply with Section 260.140.1 of Title 10 of the California Code of Regulations with respect to the voting rights of the Company’s Ordinary Shares.

11. TRANSFERABILITY. Except as permitted by the Committee, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution or as otherwise permitted by Rule 701 promulgated under the Securities Act, and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative.

12. RESTRICTIONS ON SHARES.

12.1 Right of First Refusal. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, provided that such right of first refusal terminates upon the Company’s initial public offering of its Ordinary Shares pursuant to an effective registration statement filed under the Securities Act.

12.2 Right of Repurchase; Forfeiture. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase Unvested Shares held by a Participant for cash and/or cancellation of purchase money indebtedness owed to the Company by the Participant (or for no consideration if the Participant did not pay any consideration for the Unvested Shares) following such Participant’s Termination at any time after the Participant’s Termination Date.

13. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

14. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares set forth in Section 12 hereof, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

15. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, shares of Ordinary Shares of the Company (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

16. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, grants may be made pursuant to this Plan that do not qualify for exemption under Rule 701 or Section 25102(o) of the California Corporations Code. Any requirement of this Plan that is required in law only because of Section 25102(o) need not apply if the Committee so provides and another exemption from the qualification requirements of applicable California State securities laws, to the extent required, applies. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) compliance with any exemption, completion of any registration or other qualification of such Shares under any foreign, state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

17. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, for any reason or no reason.

18. CORPORATE TRANSACTIONS.

In the event of:

(a) a dissolution or liquidation of the Company,

(b) a merger or consolidation after which the shareholders of the Company immediately prior to such merger cease to own, either directly or indirectly, at least a majority of the shares of capital stock of the surviving entity,

(c) the sale of all or substantially all of the assets of the Company in one transaction or series of related transactions followed by the liquidation of the Company, or

(d) the sale by the shareholders of the Company of at least a majority of the outstanding shares of capital stock of the Company in one transaction or series of related transactions pursuant to an agreement to which the Company and the selling shareholders are parties, then:

With respect to any such transaction or event, the Committee may take any one or more of the following actions as it deems appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan or to facilitate such transaction or event, provided that any such action shall be taken in a manner consistent with Sections 409A and 424 of the Code, as applicable: (i) arrange for the assumption of outstanding Awards by the successor or surviving corporation, or a parent or subsidiary thereof, or for the substitution of other compensatory awards on equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Awards, (ii) cancel any Award to the extent unvested for no consideration or (iii) arrange for any repurchase rights of the Company with respect to any Restricted Stock to apply to any securities issued in substitution for such Restricted Stock. The Committee need not adopt the same rules for each Award or for each Participant.

19. ADOPTION AND SHAREHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Company in accordance with applicable law (the “Effective Date”). This Plan will be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within 12 months before or after the Effective Date. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that in the event that initial shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be canceled, any Shares issued pursuant to any Award shall be canceled and any purchase of Shares issued hereunder shall be rescinded.

20. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten years from the Effective Date or, if earlier, the date of shareholder approval. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

21. AMENDMENT OR TERMINATION OF PLAN. The Committee may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that (a) any such action may not, without the written consent of a Participant, materially impair such Participant’s rights under any Award previously granted under the Plan and (b) the Committee will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to Section 25102(o) of the California Corporations Code (to the extent it is intended to apply) or the Code or the regulations promulgated thereunder.

22. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Committee to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23. SECTION 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall be interpreted consistent with the requirements of Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder, the Committee may adopt such amendments to the Plan and the applicable agreement or adopt other policies and procedures (including amendments, policies and procedures), or take any other actions, that the Committee determines are necessary or appropriate to (a) preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance thereunder.

24. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under this Plan, including any Restricted Stock Unit or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award, including any Restricted Stock Unit Award Agreement or Restricted Stock Agreement.

“Board” means the Board of Directors of the Company.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Committee” means the Company, and, following the acquisition of the Company by another entity, which such acquisition results in the assumption and continuation of this Plan by such entity or an affiliate thereof (including the Company), the board of directors of such other entity or a committee created and appointed by such board to administer equity compensation arrangements of such other entity and its affiliates.

“Company” means Acrede Technology Group Holdings Limited, a company registered in the Bailiwick of Jersey under company number 107783, or any successor corporation.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Ordinary Shares determined as follows:

(a) if such Ordinary Shares are then quoted on the Nasdaq National Market, their closing price on the Nasdaq National Market on the date of determination;

(b) if such Ordinary Shares are publicly traded and are then listed on a national securities exchange, their closing price on the date of determination on the principal national securities exchange on which such Ordinary Shares are listed or admitted to trading;

(c) if such Ordinary Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or

(d) if none of the foregoing is applicable, by the Committee in good faith.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock representing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Plan” means this Equity Incentive Plan, as amended from time to time.

“Restricted Stock” means Shares purchased pursuant to a Restricted Stock Award.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 hereof.

“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the US Securities Act of 1933, as amended.

“Shares” means the ordinary shares of £0.01 each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 18 hereof, and any successor security.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock representing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, advisor or consultant to the Company or any Parent or Subsidiary of the Company. A Participant will not be deemed to have ceased to provide services in the case of sick leave, military leave or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days (a) unless reinstatement upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Company’s Board and issued and promulgated in writing. In the case of any Participant on sick leave, military leave or an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the Company or a Parent or Subsidiary of the Company as it may deem appropriate. The Committee will have sole discretion to determine whether a, Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

“Vested Shares” means “Vested Shares” as defined in the Award Agreement.